UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – July 26, 2005

PENNFED FINANCIAL SERVICES, INC. (Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	0-24040 (Commission File Number)	22-3297339 (I.R.S. Employer Identification Number)

622 Eagle Rock Avenue, West Orange, New Jersey (Address of principal executive offices)	07052-2989 (Zip Code)

Registrant's telephone number, including area code:	(973) 669-7366

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

        At a meeting on July 26, 2005, the Compensation Committee of the Board of Directors of PennFed Financial Services, Inc. (the "Company ") reviewed in detail the compensation currently paid to the Company's executive officers. Based upon the review, the Committee increased the annual base salary of Executive Vice President and Chief Financial Officer Claire M. Chadwick by 10% to $187,000, effective July 1, 2005. President and Chief Executive Officer Joseph L. LaMonica, Senior Executive Vice President and General Counsel Patrick D. McTernan, Senior Executive Vice President and Chief Operating Officer Jeffrey J. Carfora and Executive Vice President and Residential Lending Group Executive Maria F. Magurno all received 3.5% cost of living increases, effective July 1, 2005.

        On July 26, 2005, the Compensation Committee also approved the Fiscal 2006 Incentive Plan. The executive officers who may earn bonus payments under the Incentive Plan are Messrs. LaMonica, McTernan and Carfora and Ms. Chadwick. The Company's Fiscal 2006 Incentive Plan provides for cash bonuses, payable quarterly, if the Company's annualized growth in earnings per share (excluding unusual or other non-recurring items) exceeds the specified percentage thresholds for either of two achievement tiers. If the higher tier's threshold is achieved the following total amounts for the year will be paid: Mr. LaMonica - $200,000; Mr. McTernan - $80,000; Mr. Carfora - $80,000; and Ms. Chadwick - $50,000. If subsequent to a quarterly award payment, annualized earnings per share growth falls below the threshold achieved for that payment, the executive is not required to return the payment. If the executive does not receive a bonus payment for a particular quarter or receives the lower tier bonus payment for the quarter, and annualized earnings per share growth increases in a later quarter to either the lower or higher tier threshold, then, in addition to receiving a payment for the later quarter, the executive will receive a payment for the earlier quarter as if the threshold achieved during the later quarter were also achieved during the earlier quarter.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2005	PENNFED FINANCIAL SERVICES, INC. By: /s/ Joseph L. LaMonica Joseph L. LaMonica President and Chief Executive Officer